EXHIBIT 99.1

TRANSCRIPT OF EARNINGS CONFERENCE CALL

HELD BY US UNWIRED INC.

ON AUGUST 8, 2003

Operator:

Good morning, and welcome to the US Unwired’s 2000—excuse me, 2nd quarter 2003 earnings conference call. At this time all participants have been placed on a “listen only” mode and the floor will be open for questions and comments following the presentation.

I would now like to turn the floor over to your host, Mr. Ed Moise. Sir, the floor is yours.

Mr. Moise:	Thank you, Laura. I’m Ed Moise and joining me is Robert Piper, US Unwired’s Chief Executive Officer, and Jerry Vaughn, US Unwired’s Chief Financial Officer.

Before we begin, you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. For a detailed discussion of the risk factors, risks and uncertainties that could cause actual results to differ from those described in our discussion please refer to our SEC filings that are specified in our press release yesterday.

In addition, discussions during today’s conference call may reference certain financial measures not recognized by Generally Accepted Accounting Principles, or GAAP. A reconciliation of those measures to GAAP can be found on the investor relation section of the company’s website or at www.usunwired.com/reconciliation.

That said, I give you Mr. Robert Piper.

Mr. Piper:	Thanks, Ed.

Good morning, everyone. Welcome to US Unwired’s second quarter 2003 conference call.

As we hoped they would, things at US Unwired are improving. The second quarter saw churn rates at their lowest in more than a year. We saw ARPU at its highest in more than a year. US Unwired stand-alone again achieved against lender benchmarks set in a much more aggressive environment. We continue to operate more efficiently, we’re reducing expenses, we’ve reached record EBITDA, and for the second consecutive quarter, US Unwired stand-alone was cash-flow positive.

Gross subscriber additions for the quarter were over 66,000 compared to 93,000 in the first quarter. 44,800 came from our US Unwired properties and 21,500 from IWO. The reduction in gross adds was not only due to the expected seasonal swing, but also the result of our effort to strengthen our subscriber base by adding a higher percentage of prime subscribers.

As part of that effort, we continued to increase deposit requirements for the credit-challenged consumer. In June, our northern properties increased the minimum deposit on Clear Pay plans from $125 to $250 as our southern properties had done a quarter earlier. We also refrained from participating in promotions that rewarded equally for either a prime or a sub-prime activation. And although our gross adds were down about 27,000 for the quarter—from the first quarter, the majority of those were sub-prime—as our prime subscriber additions for the quarter compared to the first quarter were relatively flat. Our gross adds for the quarter in the south were 68% prime versus 45% prime a year ago. In the IWO territory the gross adds were 75% prime versus 47% prime a year ago. Combined we ended the quarter with 68% of our subscribers classified as prime versus 66% in the first quarter and 58% in the second quarter a year ago. We continue to make progress in attracting better customers, better paying customers, who are less likely to churn.

In fact, that’s—that’s probably a good lead in to our PCS churn numbers, which, as mentioned, were their lowest in more than a year. Our blended churn was 3%, which was a 70 basis points improvement from the first quarter. This again was a result of our efforts to attract better paying customers. Prime customers, which, as mentioned, make up 68% of our base, churned at a rate of 2.1% for the quarter and post-pay churn for the quarter was 2.7%—down from 3.6% in the first quarter.

Our net PCS subscriber additions for the quarter were 8900 divided almost equally between US Unwired and IWO. Our ending PCS subscriber base was 593,000 with 382,800 located in the south. Our Virgin base of resell customers continues to grow. It increased by 9000 subscribers in the quarter and ended with almost 32,000. It is still too early to anoint this program a success, but thus far we are certainly pleased. Including our cellular and resell subscribers, we ended the quarter with 650,000 wireless customers.

Our distribution mix showed strong performance by our retail stores accounting for 46% of gross additions—their highest percent of sales since 2000. Included in this increase are our B2B sales. Our B2B sales are slowly but surely increasing and that’s good news for a couple of reasons. Not only are those 95+% prime subscribers, but the early returns are yielding a churn rate below 2%. Local agents dropped from 14% to 10%, 15% came from other Sprint channels up from 12%, and national third parties like Radio Shack and Best Buy dropped from 33% in the first quarter to 29% this quarter. This drop of national third parties was a result of our decision not to participate in promotions that did not distinguish between the prime and sub-prime consumer. This decision kept us from participating in some of the rebates and the increased commission programs in the Radio Shacks.

Having said that, we are very excited about the new compensation structure that Sprint has negotiated with Radio Shack. The new contract went into affect August 1st and is focused on increasing the prime subscriber mix and our share of decisions. We can now look forward to more complete participation in the Radio Shack promotions going forward.

100% of the handsets sold in the quarter were 3G voice and 58% were 3G voice and data—that number is up from 35% in the first quarter. Vision services continue to take hold not only with our business customers but throughout our subscriber base. Nearly 30% of our gross adds signed up for a Vision plan. That’s up from 22% last quarter. At the end of the second quarter, our Vision subscribers were 14% of our subscriber base.

And we’re seeing this increase in Vision subscribers positively impact our data ARPU. It increased by 12% in the second quarter over the first quarter and now makes up 2.6% of our total ARPU. And we believe this to be among the industry leaders.

Remaining mindful of our need for cash, we were still able to add to and improve our network. We added eight (8) cell sites in the south and 11 in the north during the quarter. The cell sites were aimed at improving capacity and coverage and helped keep our dropped and blocked call rates around 2%.

As we look forward, we’ll spend more time trying to prepare for the uncertainties surrounding local number portability. I think it is obvious we’ll see higher churn rates in the short-term, but in the long run, Sprint and its affiliates should fare well because of the distinguishing characteristics of our network, including coverage and technology, and the excitement around the services and products we offer.

In addition to preparing for local number portability, during the last half of the year we’ll remain committed to improving our operating metrics. We’ll look for additional expense reductions, we’ll stay focused on adding prime subscribers, and we’ll promote the value of our advanced IXRTT network.

Now let me turn the call over to Jerry.

Jerry Vaughn:	Thank you, Robert. Our second quarter net loss was $35MM or a loss of $0.27 per share, compared to a net loss of $50MM or $0.39 per share in the same quarter of 2002.

On a consolidated basis, the second quarter produced $17.3MM of EBITDA (excluding non-cash compensation.) For the quarter, US Unwired (excluding IWO) generated $12.2MM in EBITDA (again excluding non-cash compensation) versus $9.1MM in the first quarter of this year. Our southern PCS operations produced $11.1MM of EBITDA. IWO produced a positive $5.1MM of EBITDA as we continued to focus on its operations ahead of a restructuring.

Total revenues for the second quarter were $138MM as compared to $129MM for the first quarter. Second quarter subscriber revenue was $99MM compared to $94MM in the first quarter.

PCS roaming revenue of $32MM resulted in a net roaming position of $9.7MM as we continue to see a positive pick-up from increased usage from customers of other PCS carriers. PCS roaming minutes totaled 427MM for the quarter versus 352MM minutes in the prior quarter. Our customers traveled off our network a total of 310MM minutes, representing a favorable ratio of 1.4 to 1 for our southern markets and 1.2 to 1 for IWO.

PCS cost of service and general and administrative expenses increased by $3.7MM from the first quarter, driven primarily by a $2.6MM increase in roaming expense paid to Sprint and a $3.9MM charge associated with an uncompleted Exchange Offer. PCS Bad Debt totaled $1.7MM for the quarter equaling 1.8% of subscriber revenue compared to $3.6MM or 3.9% of subscriber revenue in the first quarter.

PCS cash cost per user, or CCPU, was flat at $50 for this quarter compared to the first quarter. However, excluding roaming, CCPU was down about a dollar quarter-over-quarter.

PCS post-pay ARPU, including roaming, was $73. Without roaming, post-pay ARPU increased $1.50 to $55 compared to the previous quarter. PCS post-pay ARPU in our southern markets was $57—a $1 increase over the first quarter. IWO markets produced a $3 increase in ARPU to $53. Pre-pay ARPU in our southern markets was $45.

Before I leave the subject of ARPU, I would like to point out that we do not recognize in ARPU certain regulatory charges that are being billed to our subscribers but are being collected and retained by Sprint. Also, as previously disclosed, we recognize substantially less than what is billed to our subscribers for contract cancellation fees and for late fees. We feel this conservative approach properly reflects the true ARPU of our subscribers.

Overage of $10 was essentially flat compared to the first quarter as we and our customers work to move them to plans that are better suited to their usage patterns. This should help improve the stickiness of these subscribers. Overage in our southern markets was $10 and $9 at IWO.

Consolidated CPGA increased to $353 from $297 in the prior quarter. CPGA for the south was $356 and $348 at IWO. These numbers reflect the decrease in gross adds in the second quarter. Second quarter gross adds were 45,000 and 21,000 for our southern PCS markets and IWO, respectively, versus 67,000 and 27,000 in the first quarter.

Usage on our PCS network increased by over 200MM minutes to 1.4B. The higher network usage was due to a 15% increase in subscriber usage and a 21% increase in roaming traffic. Our average PCS post-pay customer used 784 minutes or over 13 hours compared to 702 minutes in the first quarter—with 594 minutes being used on our network and 190 minutes used while traveling off our network, primarily on the Sprint network. PCS subscriber MOUs were 931MM in the south and 396MM for IWO. Our pre-pay customers averaged 344 minutes of use with substantially all their minutes being used on our network. Our cell sites averaged 77,000 minutes of roaming per month versus 65,000 minutes in the first quarter.

We spent $8.3MM in CAPEX during the quarter to expand our network coverage and capacity with $3.1MM spent in the south and $5.2MM at IWO. At the end of the quarter, we had 1850 cell sites on the air and a total of 271 second carriers. During the quarter, we added 8 new cell sites in the south and 11 at IWO. We also added 10 second carriers in the south. To date, our cumulative CAPEX per covered POP is $50.

Incremental CAPEX for incremental MOUs continues to decline attesting to the value we realize from the enhanced capacity gains from CDMA technology and the 1XRTT upgrade.

At the end of the quarter, US Unwired stand-alone had cash and cash equivalents of $53MM and an additional $70MM available under a revolving credit facility. The FDIC has notified us that one of the banks in the US Unwired bank facility has been placed in receivership. The FDIC has sold the portion of the term loan held by that bank to another lending institution and has disaffirmed and repudiated its revolving credit commitment thus effectively reducing our revolver to $65MM.

In the first quarter, US Unwired stand-alone, received $9.4MM from Sprint in a partial settlement for disputed collected revenue and customer deposits. We have withheld payment on $9.1MM of disputed charges while we and Sprint work to resolve these issues. We have recognized the expense of the disputed charges in our financial statements. We and Sprint have escalated these disputed charges and other disputes pursuant to the dispute resolution process set forth in the Management and/or Services Agreements. We continue to determine—we cannot determine with certainty whether the disputes will be settled in our favor. If they are not, we will settle them through payment of cash to Sprint.

US Unwired stand-alone was in compliance with all covenants at quarter-end. We continue in our discussions with the US Unwired banking group regarding amending the covenants. However, there can be no assurances we will be able to negotiate amendments on terms acceptable to the banking group and us.

At the end of the quarter, IWO had approximately $21MM in cash and cash equivalents, plus an additional $22MM in restricted cash in escrow for interest payments on IWO cash pay bonds due July, 2003 and January, 2004, plus an additional $8MM restricted for IWO’s banks. We have disputed $2.9MM in charges with Sprint and, as I previously mentioned, are working with Sprint to resolve these disputes.

IWO was not in compliance with its minimum subscriber covenant at the end of the first quarter and we did not make interest payments totaling $3.2MM in June. We continue to work with the IWO banks to arrive at an acceptable restructuring of IWO’s balance sheet.

On June 24th we announced that an exchange offer—offer to exchange US Unwired’s $400MM of bonds for cash and new bonds had expired and that none of the bonds would be exchanged. In conjunction with this offer, we accrued $3.9MM of expenses which are included in second quarter G&A expenses.

Before opening the call to questions, I will turn the call back to Robert.

Robert Piper

Everyone probably already knows, we have filed a lawsuit against Sprint. As you can see from the complaint, we have set forth very detailed allegations of wrongdoing by Sprint, and US Unwired will vigorously pursue our rights. Any insinuation that this lawsuit is related to our debt structure is completely false and we believe a public relations spin was used by Sprint to deflect the seriousness of the allegations. With that said, we will not comment on the matter anymore and would refer any person with questions to read the lawsuit where we have presented our case.

Laura, if we could open it up for questions now.

Operator:

Thank you, the floor is now open for questions. If you do have a question or a comment, please press the number 1, followed by 4 on your touch-tone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the # key. We do ask that while you pose your question to please pick up the handset to provide optimum sound quality.

Once again, that’s 1, followed by 4 on your touch-tone phone to ask a question.

Our first question is coming from Ric Prentiss of Raymond James. Please go ahead with your question.

Mr. Prentiss:	Yes, good morning, guys.

Mr. Piper:	Hi, Ric.

Mr. Vaughn:	Hey, Ric.

Mr. Prentiss:

Couple of questions for y’all. First one, Jerry I think you mentioned that your ARPU does not recognize the regulatory charges collected and retained by Sprint. In the most recent quarter Sprint mentioned how they had passed on about $15 Million in prior period, mainly E911 revenues, that they had been collecting, but not passing on previously and that in July they had passed that on to the affiliates. We heard from Alamosa this morning that they had about $2.6 Million of revenue prior period recognized for them in the quarter, second quarter. Are you saying you guys didn’t have any of that that you recognized?

Mr. Vaughn:	No. There are actually two different issues here.

Mr. Prentiss:	Okay.

Mr. Vaughn:

On the second one, the E911, we’ve been notified that there will be moneys due to us, I think the total is $2.7—$1.7 in the south and $1MM at IWO. We don’t think that the amounts being notified to us are accurate. We think they should be a larger amount and as such we’d already closed our books when we got enough information we felt comfortable to at least have discussions about this. So those were not recorded in the second quarter. They—if they prove to be real, will be recorded in the third quarter.

Mr. Prentiss:	Okay. So while Sprint had it in theirs, you think it should be larger, so you closed your books and it’s not in there whereas Alamosa had it in theirs. Okay.

Mr. Vaughn:	That’s correct.

Mr. Prentiss:	Okay.

Mr. Vaughn:	As to the first matter, the other thing I was referring to was other regulatory charges, not E911.

Mr. Prentiss:	Like the regulatory recovery fees and all those other kind of miscellaneous charges?

Mr. Vaughn:	I notice that Sprint did not go into any detail and I think we should follow their pattern on this.

Mr. Prentiss:

Okay. Second question for you, you mentioned the success that you’re having with the Vision data product, 14% of your base taking Vision. Can you share with us a little bit more as far as when people take the Vision service you said it was up to 30% of the gross adds, I think, in the quarter. How many one—how many people once they take it are keeping it? Is there some kind of keep rate that you’re looking at also?

Mr. Piper:

Yes. We—right now we’re thinking between 65 and 70% of the subscribers that opt in it take the free service for a couple of months end up staying on the service after they begin paying for it. And that’s a pretty good number considering recently we increased the charge for those services from $10 to $15. So we’re comfortable with that, I guess, that stay rate.

Mr. Prentiss:

Okay. And you mentioned that the data ARPU was up 12% quarter-over-quarter, 2.6% of total ARPU. There’s so many ARPU numbers out there, how much is data ARPU and are you breaking out between post-pay versus pre-pay, or what should we look at as far as, you know, what kind of data ARPU, if you will, was it really?

Mr. Piper:	Yes. Ours is strictly a post-pay component in the ARPU calculation and it’s about $1—between $1.50 and $1.60. And that’s combined, Ric.

Mr. Prentiss:

Yes, right. Right. And then final question for you, you mentioned the Virgin reseller base. I assume that those 32,000 customers are above and beyond the customers that you report, so these are like a separate category?

Mr. Piper:	Yes.

Mr. Prentiss:	And do the revenues for those customers—is it about $10 a month, or what should we kind of figure those customers are contributing?

Mr. Piper:	Yes, it’s—it’s $8 or $9 a month, so we’re getting about—I think combined, about anywhere—about a $½ MM a quarter.

Mr. Prentiss:

Okay. Nice—nice amount of money. And are you guys anticipating putting the Virgin product into your store? I was a little surprised on the Sprint call where they said that they were going to go ahead and start stocking the Virgin product in their Sprint stores and I guess it made sense when we worked through it saying it’s a different brand a different kind of target. Will you put Virgin into your stores?

Mr. Piper:	You know, I think that Sprint has been looking for quite a while for a valid pre-pay offering.

Mr. Prentiss:	Uh-huh (affirmative response).

Mr. Piper:	And this is, I guess, the—their latest attempt at that. We’ve always had our chat pack offering.

Mr. Prentiss:	Right.

Mr. Piper:	And we’re going to probably stay with that.

Mr. Prentiss:	Okay. Great. Good luck, guys.

Mr. Piper:	Okay.

Operator:	Our next question is coming from Mitch Reznick of Moody’s Investors. Please go ahead with your question.

Mr. Reznick:	(No response.)

Operator:	Mr. Reznick, your line is live. Our next question is coming from Pat Dyson of Credit Suisse First Boston. Please go ahead with your question.

Mr. Dyson:

Thanks. Good morning. Had three questions. First, if you could just give me a little bit of context towards the—and maybe just specific ways you’re talking about the southern properties. With the gross add trends, you know, obviously they’re a little bit down in the quarter given the higher focus on quality, but just wanted to get a sense as kind of say what you’re thinking about for the balance of the year. And then secondly, and also in kind of the theoretical framework, update on capital structure thoughts given the—the sales exchange offer and, you know, what direction the company may go as far as that issue is concerned? And then finally, Jerry, just the bad debt at Unwired stand-alone for the quarter? Thanks.

Mr. Piper:

Yes. Let me address the subs first, Pat, and let Jerry handle the rest. We’re going to avoid giving guidance about the rest of the year, but I’ll tell you the subs are down, but historically that’s been the trend for us. The first quarter has always been a very strong kind of pre-pay sub-prime quarter. This last first quarter was no different. As I mentioned, we were 45% prime in the south, I believe, in prime additions in the first quarter and significantly higher than that in prime additions in the second quarter. So if you just look at trends and you want to trend this out, we’re trending, as we have in the past, with subscribers and maybe you would look at that if you wanted to get a prediction of the—of the balance of the year.

Mr. Dyson:	Okay.

Mr. Vaughn:

You want to talk about the capital structure. Yes, we were obviously disappointed that we were unable to consummate the exchange offer. Right now we don’t have any current plans to do anything as a follow on to that. You know, we continue to monitor what’s going on in the bond market. Our bonds have rallied substantially over when we went out with the exchange offer. They seem to now be sort of flattening down. I think that the market’s been waiting for the release of second quarter earnings from us and others to see if, for comparative purposes, and we’ll continue to monitor the situation and if the right opportunity comes along to do something that makes sense to restructure our balance sheet, then we’ll take the opportunity to do that.

Mr. Dyson:	Okay. And then just finally on the bad debt for Unwired stand-alone?

Mr. Vaughn:	Bad debt for Unwired stand-alone was most of that $1.8MM. We had some accounting adjustments in the north that didn’t result in very much bad debt being charged in this quarter.

Mr. Dyson:	Okay. So the 1.8 is the number to use for stand-alone?

Mr. Vaughn:	Yes, pretty close. I’d probably use about 1.6, 1.5, something like that.

Mr. Dyson:	Okay. All right, great. Thank you.

Operator:	Our next question is coming from Mark Bishop of The Boston Company. Please go ahead with your question.

Mr. Bishop:	Yes, let’s see—just got that. What was—first of all, what was the churn in the south?

Mr. Vaughn:	Mark, the churn in the south, the total churn, was 3.3%. And just to save you from doing the computation, the churn in the north was 2.5%.

Mr. Bishop:	Okay. And then, what were the POPs in the south?

Mr. Piper:	Covered POPs?

Mr. Vaughn:	You want covered POPs, or total POPs, Mark?

Mr. Bishop:	Maybe both.

Mr. Vaughn:

Covered POPs in the south is just a little over 8 million and it’s 4.7 million in the north. If I remember correctly total POPS in the south was a little over 11 million and it’s a little over 6 million in the north 6—

Mr. Bishop:	Okay.

Mr. Vaughn:	6.3 I think is the exact number in the north.

Mr. Bishop:	Okay. And are you expecting anything from USF, in terms of USF fees?

Mr. Vaughn:	No.

Mr. Bishop:	You’re not pursuing that?

Mr. Piper:	We’re pursuing it, but we’re not—we don’t have any expectation.

Mr. Bishop:	Not any expectation?

Mr. Piper:	Other than—

Mr. Vaughn:	Well, We don’t have anything built into any kind of business model we have. We actually have done—I think we’ve actually done a petition in the state of Alabama, it’s on record.

Mr. Bishop:

Well, I mean, most—a lot of other companies are getting a reasonable amount of revenue. When you say it’s not built in, that’s great. But is it reasonable to think that you might get something that could result in Millions of dollars a year from USF?

Mr. Vaughn:	I don’t think a lot of wireless carriers are getting it, are they, Mark?

Mr. Bishop:	I think they are.

Mr. Vaughn:	I know Western is, but—and I know there’s one little company in Mississippi that’s getting some.

Mr. Bishop:	Uh—

Mr. Piper:

Mark, we’re pursuing it fairly aggressively as though it could become a significant, you know, component of our proceeds once we get approved to receive the funds. So hopefully something material will come from it.

Mr. Bishop:	Okay. And then I had a clarification on your—I think—did you say you received $9 Million from PCS in the quarter?

Mr. Vaughn:	No, in the first quarter.

Mr. Bishop:	In the first quarter.

Mr. Vaughn:	Yeah. We wanted to point that out again to everybody. It explains some of our cash flow differences.

Mr. Bishop:	Okay. And did that impact—that didn’t have any revenue impact or earnings impact in this quarter, right?

Mr. Vaughn:	No, it did not.

Mr. Bishop:

Okay. My last question, you have in your Q something about divesting non-core assets. Is there anything—any significant amount of money you can expect from that, or is that just like $1MM or something?

Mr. Vaughn:

No. We have some potential for that, Mark. We own 84 towers in the south. We have a cellular operation here that covers 320,000 POPs here in southwest Louisiana. We have some licenses that we own that we acquired before we became a Sprint affiliate. We have periodically, you know, looked at divesting some of those, but as yet there’s nothing concrete that we can point to. We did, earlier, you know, in our history, sell a significant number of towers.

Mr. Bishop:	Okay. All right. Thank you.

Operator:	Our next question is coming from Joe Galzerano of Morgan Joseph. Please go ahead with your question.

Mr. Galzerano:

Yes, good morning. I just want to confirm something you just said to Mark. You had made a statement about 9.4MM settlement from Sprint. That was first quarter? 7MM E911, possibly recorded in the first quarter, will that show up as revenue?

Mr. Vaughn:	Yes, it will.

Mr. Galzerano:

Okay. And then—now, let’s get to my question. For the second half of the year, I know you don’t want to go through guidance or anything like that, but I’m trying to figure out—there’s been a lot of talk about competitive pressure on pricing and—so that’s out there. And I’m trying to figure out if this is as good as it gets, second quarter results, and that second half will be, you know, lower than what we’ve seen so far, or—or, you know, you guys just have great momentum and we’re going to see good trends?

Mr. Piper:

Well, it appears as though, Joe, that we’ve, you know, turned this thing around a little bit. We kind of hit the valley and we’ve turned it around a little bit. If you’re asking about the competitive pressure on pricing and you’re speaking relative to ARPU, you know, we’ve had competitive pressure on pricing for quite some time, as long as I can remember since we’ve launched the PCS markets. And we’ve talked about our ARPU this quarter being the highest it’s been for—since—within the last year. So, you know, Jerry and I have been predicting ARPU to steadily decline over the years and we’ve really been pleasantly surprised about how well it’s held up. So although we’ve always expected competitive pressures to drive ARPU down, we’ve been fortunate and that has not been the case to date.

Mr. Galzerano:

Okay. Because I mean that—I guess I was just listening to a couple of the calls, obviously, and my expectations would be that the second half would show, you know, as good and steady trends. And yet, I don’t know if they were trying to talk down expectations for the second half, but they kept mentioning, you know, very competitive, you know, pricing pressure and then—just trying to get us not too excited about the second half it seemed.

Mr. Piper:	Well, they’re—you can believe them,—it’s very competitive.

Mr. Vaughn:	You also have to understand, Joe, that in the fourth quarter has historically been a very, very competitive quarter for the wireless industry.

Mr. Galzerano:	Oh, absolutely.

Mr. Vaughn:

And with special—you know, if you’re going to roll out special promotions, and everybody tends to do, they spend more on advertising, more on promotions than they do any other quarter. So I think you can probably figure there’s going to be a continuation of that pattern as well.

Mr. Galzerano:	Absolutely. Thanks.

Operator:	Our next question is coming from David Pink of John Davis Capital, please go ahead with your question.

Mr. Pink:

Yes, good morning. I have a few questions. First of all, in reading through some of the disclosure in your 10K as far as the risk of violating bank covenants, it appears that the language that you’re now using in your press release is a bit more optimistic about whether or not that’s going to happen. Can you talk a little bit about what specifically you’re seeing in your business, which has made you more optimistic about that, about violating bank covenants in the second half? Second—

Mr. Vaughn:	Well—

Mr. Pink:

Second—let me just ask them and then I’ll—and secondly, the—you’ve begun to build up a fairly substantial amount of cash on the balance sheet and I’m wondering if you have earmarked that for anything, if you can talk about what you think you may be using the cash for? And then lastly, as a follow-up to Pat’s question on the capital structure, are you comfortable with the amount of debt that you’ve got now, going into the future? Or do you think that the capital structure and the amount of debt is something that needs to be addressed at some point? Thank you.

Mr. Piper:

Let me, Jerry, address the bank covenant issue and then maybe pass some of the other to you. But, you know, we—I guess we’re more optimistic today, if you can call it that, because we’ve continued not to, I guess, default on any covenants and the US Unwired bank agreement we have worked very diligently at controlling some of the expenses and controlling a portion of the business that we can do from US Unwired, and that includes the sales and marketing costs, that includes a lot of the G&A costs. We have spent a lot of time driving down those expenses. We have, I think, become more efficient, more effective in spending our advertising dollar. We have tried to be more cognizant of spending those dollars in relation to what—how Sprint advertised, so we get the most bang for the dollar. And their advertising, we have reduced our local agents by a significant amount. We’re down to about a few hundred now. I think at our peak we had about seven hundred local agents that we had to service, so that has allowed us some cost savings. We have eliminated a few stores in each of the properties that weren’t performing at levels that we thought were appropriate. So we have spent a lot of time reducing our expense. That has resulted in positive cash flows, it’s resulted in record EBITDAs and I guess if there’s reason for more optimism that would be it. As far as uses—cash uses, Jerry, you can comment on that.

Mr. Vaughn:

Yeah, let me make one final point on Robert’s comment about the covenants. You know, it’s a lot easier to have visibility when you’re two quarters into the year than you were earlier into the year, and especially now that we’ve had a very good second quarter because our tests area a two quarter rolling test, so it’s very easy to get better visibility at this point in time. As far as our cash balance, you know, I guess Robert and I feel that we can’t build up too much cash on the balance sheet, but that cash is really restricted for use in the business. The banks have very tight controls on what that cash can be used for and I guess that kind of leads into your—really, your next questions about the capital structure. Obviously, you know, I think nobody in the wireless sector today is comfortable with the level of debt they have on their balance sheet and would like to reduce that debt and I think the markets are telling us, because of the trading values, that they would like to see us reduce the debt as well. We tried to do that in the second quarter, we were unsuccessful and we will continue to monitor the situation and if the opportunity presents itself that makes this for us and other constituents in the capital structure, we would be willing to move forward.

Mr. Pink:	Okay. Thank you.

Operator:	Our next question is coming from Romeo Reyes of Jefferies and Company. Please go ahead with your question.

Mr. Reyes:

Yeah, I have four questions. One, on IWO, how much, if you were to equitize the bank that—how much additional capital will the business require to be fully funded, if any at all, number one? Secondly, with respect to your EBITDA, I just want to clarify that the 12MM of EBITDA is for the $3.9MM fund exchange expenses, the one time expenses, so that their number before that—I’m sorry, exclusive of that, should have been closer to 16MM, just to see if it’s 12 or 16. Thirdly, is the, you know, getting an amendment on the credit facility, is a bond buy-back, you know, right now I guess you’re not allowed to buy back bonds per the credit facility, but, you know, per the amendment and modification of the covenants, will you be seeking to, you know, get some approval to perhaps use some proceeds from asset sales or existing cash on hand to buy back the bonds? And then on asset sales, are you engaged in any sort of formal process to sell the towers and cellular assets and licenses, or is that just some sort of a possibility right now that, you know, you may at some point decide to engage in a formal process? Thanks.

Mr. Vaughn:

I don’t know if we can remember all those. We’ll attempt to answer. You may want to basically refresh our memory. You know, right now IWO is cash flow positive, so we have really focused on that property. Some of the things Robert eluded to, we’ve really implemented up there in order to drive a positive cash flow out of that business. I don’t want to get into any speculation about what we may or may not do from a restructuring standpoint. Fortunately, we have an audience here that perhaps other constituents don’t. I think it would be unfair to them for us to start taking—staking out positions at this point in time.

Mr. Reyes:	So there are, you know, further build-out requirements that would require the capex to increase?

Mr. Vaughn:

Yes. Yes, there are build-out requirements. In fact, if you read our disclosures, we have some build out requirements required by Sprint and that, given the situation there, we will not be building out all of those requirements. But, as you saw, we added—we spent $5.2MM of—in capex this quarter. The banks were fully on board of us spending that because we are generating positive cash flow. We do need to improve the coverage we have up there as it stands now.

Mr. Reyes:	Seems like you guys are doing a good job. The churn is down pretty dramatically.

Mr. Piper:

Yes. I think that’s testimony to our focus on the prime subscriber and the amount that they make up of our gross adds in our total base, especially in the north. The EBITDA comment you made is—you’re correct.

Mr. Vaughn:	Yes.

Mr. Reyes:	Oh, so that 12MM is—is after, or is it before the bonding?

Mr. Vaughn:	It includes the impact of the bond exchange estimated expenses.

Mr. Reyes:	So EBITDA should have been closer to 16MM?

Mr. Vaughn:	If you want to say we don’t ever include that, yes.

Mr. Reyes:	And then the third question was referring to the bond buy-back—

Mr. Vaughn:

Yes, We are not going to go into detail about what sort of amendments we’re asking from the banks. I can just tell you in general that banks in today’s marketplace, especially in the wireless sector and the Sprint affiliates sector are very nervous about their particular position. They look at having cash bleed out of the company to buy back bonds as something that may not have as much benefit to them as it does to equity holders. So we’ve not had any discussions with them, but if you notice in our exchange offer, we were bringing in new capital to fund the cash portion when we still had a cash balance on our balance sheet. As far as asset sales, I think we answered before is that it’s always a process going on with that. At this point in time we’re not making further statements about that, other than the fact that we continue to look at asset dispositions as part of an overall capital strategy.

Mr. Piper:

Yes, I think, Romeo, we’ve said in the past, the asset sales are more than a concept for us today. We have had the cellular property listed with a broker for more than a year now and so we are, as Jerry mentioned, having discussions.

Mr. Reyes:	Yeah, the tire companies are much more liquid now than they were a year ago.

Mr. Vaughn:	Yes.

Mr. Piper:	Right.

Mr. Vaughn:

There for a while there was just really, actually no interest whatsoever. We get a call every now and then about what are we going to do with these. And, once again, it isn’t totally our decision. The banks will have some say in the sale of any of these assets.

Mr. Reyes:	Okay. Thanks a lot.

Operator:	As a reminder, if you have a question or a comment, please press the number 1, followed by 4 on your touch-tone phone. Our next question is coming from Ric Prentiss of Raymond James.

Mr. Prentiss:

Hey, guys. Got a few more follow-ups for you. I appreciate you taking the questions on this quarter as well. The build-out issue that you were just talking about, Jerry, up there in the IWO territory, wondering if we should look at that similar to what we heard with Ubiquitel and Sprint the other day about turning POPs back in. Is that one of the possibilities? There’s also the speculation, would that create a position of not satisfying the Sprint affiliate agreement? If you could just talk a little bit further on that?

Mr. Piper:

Yes, it does create a position of not satisfying their requirements in the affiliate agreement today, but it’s not a Ubiquitel situation in that they—the properties that we don’t have built out are more the rural areas, they—off some of the highways throughout the northern region. All the BTAs and significant markets up there have already been built.

Mr. Prentiss:	Okay.

Mr. Piper:	But we don’t expect to be turning back any POPs.

Mr. Prentiss:	Okay. And what are the ramifications if you do go into that non—non-satisfaction of the affiliate agreement?

Mr. Piper:

Well, I mean, we could default on the agreement and all that—all that takes place in an agreement default. However, we have been in discussions about 2.1 issues previously, specifically in the south, and we’ve been able to resolve those. We—we fully expect to resolve these.

Mr. Prentiss:

Okay. Another question for you, on local number portability, there’s been tests as far as MSAs versus RSAs. I would think that most of your markets are not hitting the top 100 MSAs and so do you envision number portability coming later to your areas, or what are your plans as far as getting ready for it?

Mr. Piper:	Well, certainly in the majority of our markets it’s going to come later. I think today we have Mobile, Alabama in the south that’s in the top 100—

Mr. Vaughn:	Jackson.

Mr. Piper:

Jackson in the south. Albany in the north, Syracuse in the north, so we have some of our bigger properties that are going to fall into that November timeframe. The rest will roll out, you know, as required. You know, the preparation is just do the best you can to eliminate churn exposure and a lot of that is making sure you—you contact your strong—stronger subscribers, make sure they’re—they are comfortable with the service. We’re increasing, I guess, quality of our customer care. We’re increasing our, I guess, contact with the subscriber. We have a group that’s dedicated to outbound calling. We would like to see contracts renewed and extended and that’s kind of the, you know, guts of our program.

Mr. Prentiss:

Okay. And then a final question, as we look out further, where do you think maintenance capital should be in a business like yours, if we look out a couple of years with MOU subscribers, what kind of capex requirements are you envisioning to run the business?

Mr. Piper:	I don’t know that we’re comfortable responding to that one, Ric. We’re not quite sure yet. We’re—we’re, you know, obviously seeing some advantage from the upgrade to our network.

Mr. Prentiss:	Uh-huh (affirmative response).

Mr. Piper:	And Jerry mentioned that in his discussion. We hope that continues through—throughout our capex. But I don’t know that we’re prepared to give any guidance about going forward.

Mr. Prentiss:

Any thoughts of how we should look at it? I mean, some people talk percent of revenue, but that just seems kind of a strange concept to me as an engineer gone bad, that that’s the right way to look at it.

Mr. Vaughn:	I think we’d agree to your concept, Ric. I think from our perspective what we focus on is—is the subscriber growth and how they’re going to use minutes.

Mr. Prentiss:	Right.

Mr. Vaughn:	And the pattern of those minutes are very important to us.

Mr. Prentiss:	It probably also depends on what happens with data.

Mr. Vaughn:	Clearly. Clearly.

Mr. Prentiss:	Okay. Good luck, guys.

Mr. Vaughn:	Yeah. Operator, I think we can take one more question.

Operator:	Okay. Our next question is coming from Lance Vitanza of Cor—excuse me, Concord Investors.

Mr. Vitanza:

Thank you. I just have two relatively brief questions. The first, on Unwired EBITDA of, I think it was 12.1MM, does that give effect to any allocation of the million dollars or so of negative EBITDA at the parent level?

Mr. Vaughn:	That’s the reported EBITDA for that on a stand-alone basis.

Mr. Vitanza:	So should we—I mean, what portion should we allocate of, you know, that parent, you know, corporate level overhead? Should it be sort of 50/50 between Unwired and IWO?

Mr. Vaughn:

Well, I think—I think what’s in there, Lance, is that all of the corporate overhead is in US Unwired stand-alone and then what we do is we receive revenue from IWO for services provided to them as a percent of that and there’s a—a formula that varies by measure that the banks have agreed to, the banks between US Unwired banks and IWO’s banks. And I don’t—I’m not going to go into detail about that.

Mr. Vitanza:	So maybe basically then the 12MM is already net of the corporate overhead. Is that what you’re saying?

Mr. Vaughn:	Yes.

Mr. Vitanza:

Okay. Thank you. And then lastly, could you just pick through for Unwired on a stand-alone basis net adds—and I apologize, you might have gone through a couple of these numbers here, net adds, cash flow from operations and capex just on Unwired stand-alone.

Mr. Vaughn:	Net adds for US Unwired stand-alone was—was 4400, capex was 3.—wait a minute, 3.1MM. Okay?

Mr. Vitanza:	Do you have cash flow from operations?

Mr. Vaughn:	3.5.

Mr. Vitanza:	3.5.

Mr. Vaughn:	Yes.

Mr. Vitanza:	Thank you.

Mr. Piper:	Okay. Again, I want to thank everyone for being with us this morning. As always, we appreciate the interest you have in our company and we’ll talk again after the third quarter.

Operator:	Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.